Exhibit 10.2

STOCK PURCHASE AND SALE AGREEMENT

Awaysis Belize Ltd.

This Stock Purchase and Sale Agreement (“Agreement”) is to purchase one hundred percent (100%) of the outstanding and issued Stock of Awaysis Belize Ltd., a Belize corporation is entered into Andrew Trumbach and Michael Singh (collectively the “Seller”), Awaysis Belize Ltd., a Belize corporation (the “Company”), and Awaysis Capital, Inc., a Delaware Corporation headquartered in Florida (“Buyer”) on December 21, 2024. Buyer, Seller and Company may hereinafter individually be referred to in this Agreement as a “Party” and collectively referred to as “Parties”.

R E C I T A L S

WHEREAS, Company engages in real estate development and hospitality services from its location at 2 North Front Street, Belize City, Belize, C.A. (collectively, “Business Location”);

WHEREAS, Seller is the sole owner of all the issued and outstanding Stock (“Shares”) in the Company;

WHEREAS, Seller desires to sell, and Buyer desires to purchase, one hundred percent (100%) of the issued and outstanding shares from Seller (the “Transferred Stock”);

WHEREAS, The purchase price for the Shares is Ten Dollars ($10.00) (the “Purchase Price”) paid in accordance with Section 7 herein;

NOW, THEREFORE, for and in consideration of the mutual representations and agreements hereinafter contained, the Parties agree to the following terms:

1. Incorporation of Recitals. The above Recitals are true, correct and binding, and are hereby incorporated into this Agreement.

2. Definitions. The following definitions apply for purposes of this Agreement and all matters arising therefrom:

a)	Closing shall mean execution of this Agreement by the Parties and the satisfaction by the Parties of all requirements herein.

b)	Closing Date shall mean date of execution.

c)	Contract shall mean any agreement, contract, commitment, instrument, document, certificate or other binding arrangement or understanding, whether written or oral.

d)	Effective Date shall mean date of execution.

e)	Encumbrances shall mean burdens, obstructions, claims, liens or other impediments on title to the Transferred Stock. Notwithstanding the foregoing, the Seller shall assume and satisfy at closing any outstanding debts or obligations of the Company

f)	Business shall mean real estate development and hospitality as Services conducted by Company.

g)	Business Location shall mean: 2 North Front Street, Belize City, Belize C.A..

h)	Tax or Taxes shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

i)	Tax Return means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

j)	Transaction Expenses means any and all legal, accounting, consulting, investment advisory and other fees, costs and expenses of a Party incurred as a result of the transactions contemplated by this Purchase Agreement.

3. Purchase and Sale of Seller’s Interest. Subject to the terms and conditions set forth herein, Seller does hereby sell, transfer, assign and deliver to Buyer, and Buyer does hereby purchase and acquire from Seller, the Transferred Stock, free and clear of any and all Encumbrances. On the Closing Date, the Company will mark its records to indicate that Seller’s ownership interest has been canceled and the Transferred Stock shall be deemed sold to Buyer. Buyer shall take Seller’s Transferred Stock in full.

4. Description of Property Owned by Company. The property owned by Company, which Buyer is purchasing one hundred per cent (100%) of all Stock holds the following assets utilized in the Business of the Company and that are owned by the Company as specifically set forth herein:

a.)	All tools, computers and equipment used in connection with the Business and includes, but is not limited to, all printers, design equipment, tools, and inventory.

b.)	All Office Equipment owned by Company and used in connection with the Business which consists of, but is not limited to, desks, chairs, business telephone equipment, computer hardware.

c.)	DBAs owned by the Company.

d.)	All furniture used or maintained in connection with the Business and consists of all furniture, and the like, located at the Business Location.

e.)	All supplies, tools, inventory and instruments, owned and used in connection with the Business.

e)	To the extent such exist and are within Seller’s possession, all records and files pertaining to the operation of the Business including work files, client lists, mailing records and contracts, trade names, office telephone numbers and copy of financial records, and their transfer will be described in Section 11 below. Included within this category, without limitation and to the extent such exist and are transferrable, without any obligation for Company or Seller to procure the same: (1) any contracts or agreements, such as maintenance, service or utility contracts, (2) warranties, guaranties and indemnities (to the extent transferable), (3) licenses, permits or similar documents, and (4) telephone numbers, and advertising contracts (collectively, the “Contracts”).

{Section 6 Intentionally Omitted}

7. Purchase Price/Additional Purchase Price/Terms and Buyer’s Inspection/Due Diligence.

a)	Purchase Price. The purchase price of the Share interest is Ten Dollars ($10.00) (“Purchase Price”). At Closing, Buyer shall pay Seller the Purchase Price for the Transferred Stock in accordance with the terms stated hereinbelow, subject to adjustment upwards or downwards as follows:

i.	Purchase Price. The Purchase Price shall be paid as follows:

a.	Ten Dollars ($10.00) payable in certified funds from the Buyer to the Seller.

b)	Buyer’s Due Diligence Inspection. Prior to signing this Agreement, Buyer represents and warrants that Seller delivered to Buyer’s complete satisfaction any documents requested by Buyer, including but not limited to: electronic copies of all financial and tax reports, accounting ledgers, work in progress reports, sales contracts, sales reports, marketing, customer lists and other business records relating to the Business that are in Seller’s possession or are otherwise available to Seller (the “Due Diligence Materials”). In the event the transaction contemplated hereby shall not close, Buyer shall promptly return the same to Seller or delete the electronic records from Buyer’s electronic devices and provide written confirmation of Buyer’s complete compliance. Buyer also agrees not to disclose to other third parties, except Seller grants Buyer and Buyer’s agents, representatives and designees, the right to review all electronic records of the Business referenced above and to enter the Business Location to inspect them. Buyer acknowledges that Buyer has received such documents to Buyer’s complete satisfaction and waives any requirement to review or otherwise conduct further due diligence and proceed without such missing or incomplete documentation, if any.

c)	Due Diligence. The term “Due Diligence Period” shall mean that Buyer has been given full and unfettered access to all financial and Business operations of Seller, and upon execution of this Agreement, Buyer has concluded Buyer’s due diligence to Buyer’s complete satisfaction and acknowledges and agrees is accepting the Business, the assets and Shares in As-Is and Where-Is condition without any representations or warranties, expressed or implied, except as specifically identified in this Agreement.

9. Bank Accounts, Cash, Accounts Receivable and True-Up.

a.)	Buyer and Seller agree that this Agreement includes the transfer of the purchased stock, accounts receivable, all obligations and liabilities, and all bank accounts held by the Company.

10. Seller Warranties. Seller hereby represents and warrants to Buyer that the statements contained in this Section 6 are true and correct as of the date hereof and as of the date of closing.

a.)	Seller has full capacity (if an individual) or power and authority (if not an individual) to enter into this Agreement and the other transaction documents to which such Seller is a party, to carry out his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms.

b.)	Company is a Belize corporation Company duly organized, validly existing and in good standing under the laws of the Belize and has full power and authority to own, operate or lease its assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. All limited liability company actions taken by the Company in connection with this Agreement and any other documents, agreements, instruments or otherwise (the “Ancillary Documents”) will be duly authorized on or prior to the Closing.

c.)	Seller is the record owner of and has good and valid title to the Shares, and the Company have no other outstanding Stocks. All of the Stock has been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Stock, free and clear of all encumbrances, agreements and arrangements of any type. The Stocks were issued in compliance with applicable Laws. The Stocks were not issued in violation of any organization documents of the Company or any other agreement, arrangement, or commitment to which the Company is a party and are not subject to or in violation of any preemptive or similar rights of any person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Stocks or other equity interests in the Company or obligating the Company to issue or sell any Stocks (including the Stocks), or any other interest, in the Company. There are no outstanding or authorized equity appreciation, profit participation, phantom equity or similar equity-based rights with respect to the Company. Other than each Company’s respective organizational documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Stocks.

d.)	The execution, delivery and performance by Seller of this Agreement and the other transaction documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of Company or bylaws of the Company; (b) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Seller; or (c) require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract to which Seller is a party or by which any of the Seller is bound or result in the creation or imposition of any encumbrance on any of the Stocks of Seller. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the Ancillary Documents to which such Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby

e.)	Company do not have any other liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, other than the cost associated and obligations of Company which are herein assumed by Company and Buyer as specifically disclosed during the due diligence period

f.)	[RESERVED].

g.)	There are no actions pending or, threatened (a) against or by the Company affecting any of the Company’s properties or assets; or (b) against or by Seller or any that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such action. There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting the Company or the Seller or any of their respective properties or assets.

h.)	The Company have complied, and are now complying, with all laws applicable to it or its business, properties or assets. All permits and licenses required for the Company to conduct its business have been obtained and are valid and in full force and effect. All fees and charges with respect to such permits and licenses as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any permit or license owned or obtained by the Company.

i.)	The Company are currently and has been in compliance with all environmental laws and neither Seller or the Company have received any environmental notice or environmental claim or written request for information pursuant to environmental law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the closing date. To the knowledge of Seller without any duty to investigate, there has been no release of hazardous materials in contravention of environmental law with respect to the business or assets of any of the Company.

j.)	The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the balance sheets actually provided to the Buyer, (b) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount, and (c) Liabilities which are not material.

l.)	Seller discloses that Company have submitted all relevant corporate records and that Michael Singh and Andrew Trumbach, respectively, as Sellers are the sole holders of all the Stocks of the Company.

m.)	No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction document based upon arrangements made by or on behalf of the Company or Seller.

n.)	Reserved.

o.)	No representation or warranty by Seller or the Company in this Agreement or any certificate or other document or information furnished or to be furnished to Buyer pursuant to this Agreement or to consummate the transactions contemplated hereby contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

q.)	The Company has provided Buyer with a correct, current, and complete list of: (i) all Company’s intellectual property registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered trademarks included in the Company’s intellectual property; (iii) all proprietary software of the Company; and (iv) all other intellectual property used or held for use in the Company’s business as currently conducted.

r.)	The Company has provided Buyer with a correct, current, and complete list of all of the Company’s intellectual property agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company’s intellectual property agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company intellectual property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the intellectual property of any person; and (iii) which otherwise relate to the Company’s ownership or use of intellectual property, in each case identifying the intellectual property covered by such Company intellectual property agreement. The Company has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company intellectual property agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company intellectual property agreement is valid and binding on the Company in accordance with its terms and is in full force and effect, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. Neither the Company nor any other party thereto is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company intellectual property agreement.

s.)	The Company is the sole and exclusive legal and beneficial, and with respect to the Company intellectual property registration, record, owner of all right, title and interest in and to the Company intellectual property, and has the valid and enforceable right to use all other intellectual property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of encumbrances. The Company has entered into binding, valid and enforceable (except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity), written contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Company intellectual property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all intellectual property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest that such employee or independent contractor may have in or to such intellectual property, to the extent such intellectual property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest regarding any such intellectual property, to the extent permitted by applicable law. The Company has provided Buyer with true and complete copies of all such contracts. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company intellectual property registrations have been validly executed, delivered, and filed with the relevant governmental authorities and authorized registrars.

t.)	Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other person in respect of, the Company’s right to own or use any Company intellectual property or licensed intellectual property.

u.)	All of the Company intellectual property and licensed intellectual property are valid and enforceable, and all Company intellectual property registrations are subsisting and in full force and effect. The Company has taken all reasonably necessary steps to maintain and enforce the Company intellectual property and licensed intellectual property and to preserve the confidentiality of all trade secrets included in the Company intellectual property, including by requiring all persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company intellectual property registrations have been timely submitted with and paid to the relevant governmental authorities and authorized registrars. Upon request of Buyer, the Company has provided Buyer with access to all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company intellectual property registrations.

v.)	The conduct of the Company’s business as currently conducted, including the use of the Company intellectual property and licensed intellectual property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the intellectual property or other rights of any person. No person has infringed, misappropriated or otherwise violated any Company intellectual property or licensed intellectual property.

w.)	There are no actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by the Company of the intellectual property of any person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Company intellectual property or licensed intellectual property or the Company’s right, title, or interest in or to any Company intellectual property or licensed intellectual property; or (iii) by the Company or by the owner of any licensed intellectual property alleging any infringement, misappropriation, or other violation by any person of the Company intellectual property or such licensed intellectual property. There are not any facts or circumstances that would reasonably be expected to give rise to any such action. The Company is not subject to any outstanding or prospective governmental order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the use of any Company intellectual property or licensed intellectual property.

11. Representation and Warranties.

a.)	Representations and Warranties of Buyer. Buyer, jointly and severally, represents and warrants to Seller as of the date hereof as follows:

i.	Buyer has full power and authority to enter into this Agreement and the other agreements to which Buyer is a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Buyer of this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against them in accordance with its terms.

ii.	The execution, delivery and performance by Buyer of this Agreement (and the other transaction documents to which they are a party), and the consummation of the transactions contemplated hereby (and thereby), do not and will not: (a) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Buyer; or (b) require the consent, notice or other action by any person under any contract, agreement or understanding, whether written or orally, to which Buyer is a party.

iii.	No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of Buyer.

iv.	There are no actions pending or, to Buyer’s knowledge, threatened against or by the Buyer or the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

v.	[RESERVED].

vi.	[RESERVED].

vii.	[RESERVED].

viii.	Buyer has independently consulted with Buyer’s own attorney and accountant subject to the representations, covenants, and warranties of Seller contained herein and is relying solely upon their respective legal, financial, tax and/or accounting advice for all issues related to this transaction.

ix.	All mail received in the office which is for Seller and not for the then current operation of the Company, shall be forwarded by the Company to Seller at least once per month; provided, however, that Seller shall cause all mail to be forwarded to an address of the Seller and failure to comply with this provision shall not constitute a material breach of this Agreement.

x.	[RESERVED].

xi.	Buyer has independently investigated and examined to the Buyer’s complete satisfaction, Seller’s facilities, equipment, client list, supplies, leased space, financial and all other records related to the Business and Company. Buyer acknowledges that all financial information and other information requested by Buyer has been provided to Buyer’s satisfaction, or Buyer has waived any objection to make further inquiry; provided, however, the rights of the Buyer to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Buyer may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by the Buyer. The Seller hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of the Buyer, and regardless of the results of any such investigation, the Buyer has entered into this transaction in express reliance upon the representations and warranties of the Sellers made in this Agreement. The waiver of any condition based upon the accuracy of any representation or warranty, covenant, condition or other agreement herein shall not affect the Buyer’s right to indemnification based upon such representation or warranty, covenant, covenant, condition or other agreement

xii.	Buyer has complied with all applicable laws, rules and regulations of the city, county, state and federal governments, which the failure to comply with would have a material and adverse effect upon this transaction. Further, Buyer has no knowledge of any fact or circumstances that would cause any regulatory agency whether by federal, state or local governmental authority to find that Buyer is not qualified to acquire and operate the Transferred Stock as described herein.

xiii.	BUYER ACKNOWLEDGES THAT BUYER HAS BEEN GIVEN THE OPPORTUNITY TO EXAMINE AND INSPECT THE EQUIPMENT, COMPUTERS, SOFTWARE, SUPPLIES AND OTHER TANGIBLES (COLLECTIVELY, THE “ASSETS”) OF THE COMPANY AND IS ACQUIRING THE ASSETS “AS IS,” “WHERE IS” WITH ALL FAULTS AND DEFECTS. BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE AND DOES NOT MAKE, AND SELLER SPECIFICALLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, WHETHER IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF, AS TO, CONCERNING OR WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.[RESERVED].

xiv.	Buyer acknowledges and agrees that Buyer shall make their own independent inquiry and evaluation as to the success or the viability of the operations of the Company. Further, Buyer acknowledges that prior to Closing that they have been given ample opportunity to make their own independent evaluations of the merits of this purchase and the books and records of Seller and to the extent requested, Seller has provided any and all financial information, including the opportunity to shadow the Seller during Buyer’s Due Diligence. Seller is making no representation or warranties as to the volume of business, profitability of the business or the continuity of the client relations or the continued employment of its employees after closing, save and except transition employment of Seller pursuant to a separate agreement. Buyer acknowledges that the Company’ past performance and client retention is not a representation of future performance, business or income, client retention, or expenses or a guarantee of future results of the Company.

xv.	In the event of a liability action or claim, upon reasonable request, the Company will make all relevant original financial records or other records related to such action or claim available to Seller, or to Seller’s estate, in accordance with the confidentiality requirements of any applicable federal or state law, rules and regulations. Unless otherwise determined by the courts, upon completion of such action, the original records shall be returned to the Company. Buyer shall make copies of such records, at Seller’s sole cost and expense upon pre-payment of expenses and maintain those copies until such time as the original records are returned.

12. Indemnification. Each Party agrees to indemnify, save and hold the other Party free, clear, and harmless of, from and against any claim, liability, or demand, which may include but not be limited to attorney’s fees, court costs, investigation expenses, tax liabilities, torts, claims or suits that may arise from or relate to the operation or ownership of the Company up to the time of the Closing Date, as well as from any loss or damages attributable to any breach or inaccuracy of any representation or warranty made in this Agreement. The indemnification requirement under this Section 11 shall survive closing for twenty-four (24) months, with limited exception to any of the assets owned by the Company shall be free and clear of any liens or encumbrances, which shall survive the closing to the applicable statute of limitations.

a.)	Seller further warrants that Seller does not have any contingent liabilities or causes of action pending or threatened against Seller, known or unknown, for any act performed by Seller or on Seller’s behalf prior to the time of Transferred Stock, and Seller does hereby agree to indemnify and hold harmless Buyer from and against such liabilities, or causes of action, including reasonable attorney’s fees and court costs, except for acts or omissions committed by Buyer.

b.)	Buyer agrees to indemnify, save, and hold Seller free, clear and harmless, of, from, and against any claim, liability, or demand, which may include but not be limited to attorney’s fees, court costs, investigation expenses, tax liabilities, torts, claims, suits, or actions that may arise from or relate to the operation or ownership of the Company, subsequent to the time of Transferred Unit Interest, except for acts or omissions committed by Seller.

c.)	No special, punitive or consequential damages shall be imposed pursuant to this Agreement.

d.)	Procedures for Indemnification. The following procedures shall be applicable with respect to indemnification for third-party claims. On the earlier to occur of receipt of by the Party seeking indemnification hereunder (hereinafter referred to as the “Indemnitee”) of notice of the commencement of any action and the assertion of any claim, liability or obligation by a third party (whether by legal process or otherwise), against which claim, liability or obligation the other Party to this Purchase Agreement (hereinafter the “Indemnitor”) is, or may be, required under this Purchase Agreement to indemnify such Indemnitee, the Indemnitee shall, if a claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such claim, notice, information, process and all legal pleadings. The Indemnitor shall have the right to (i) participate in the defense of such action with counsel of reputable standing and (ii) assume the defense of such action by agreeing to assume such defense within ten (10) days of transmittal of the notice of the claim by the Indemnitee, in writing unless such claim (A) may result in criminal proceedings or injunctions in respect of the Indemnitee or its business; (B) may result in liabilities which would not be fully indemnified hereunder; (C) may have a material adverse effect on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the tax liabilities, earnings or ongoing business relationships of the Indemnitee); or (D) is not being vigorously prosecuted or defended by the Indemnitor, as determined by an appropriate court ruling, and Indemnitee petitions to assume the defense.

i.	Third-Party Claims. The Indemnitor and the Indemnitee shall cooperate in the defense of any third-party claims. In the event that the Indemnitor assumes or participates in the defense of such third-party claim as provided herein, the Indemnitee shall make available to the Indemnitor all relevant and/or requested records and take such other action and sign such documents as are reasonably necessary to defend such third-party claims in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement, agreed to by Indemnitor to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus attorneys’ fees to the extent not included in the judgment incurred by such Indemnitee in connection with such obligation or liability subject to this Agreement. No Indemnitor, in the defense of any such claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume as provided above, the Indemnitee shall have the full right to defend such claim.

ii.	Condition Precedent of Authoritative Documentation. Prior to paying or settling any claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such claim after a contested trial or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that no written approval is required from the Indemnitor as to any third party claim (i) that results solely in injunctions in respect of the Indemnitee or its business; or (ii) that settles liabilities, or portions thereof, that are not subject to indemnification hereunder, for which Indemnitee shall seek no reimbursement from Indemnitor.

iii.	Retention of Legal Counsel. An Indemnitee shall have the right to employ its own counsel in any case and the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such claim; or (ii) the Indemnitor shall not have employed counsel in the defense of such claim after ten (10) days’ notice unless such defense is later assumed by the Indemnitor in which event that only the period between the eleventh (11th) day and the assumption of the defense shall be compensable.

iv.	Effect of Investigation. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations of any Party will not be affected by any investigation, analysis or evaluation conducted by either Party or their representatives with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

v.	Treatment of Indemnification Payment as Adjustment to Purchase Price. All payments made pursuant to this Section 11 shall be treated as adjustments to the Purchase Price for income tax purposes, unless otherwise required by law.

vi.	Limitations of Liability. Any indemnity hereunder shall be reduced by the amount of insurance proceeds received by the Indemnified Party on account of such matter.

13. Taxes.

a.)	The Buyer agrees that without the prior written consent of the Seller, the Buyer shall not to the extent it may affect or relate to the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability to the Seller in respect to prior Tax periods. As a condition of this sale, Buyer is prohibited from making an election under Section 338(h)(10) or 336(e) of the U.S. Internal Revenue Code.

b.)	The Parties agree that the purchase and sale of the Membership shall be deemed effective as of the Closing Date for tax and accounting purposes. The Company agree to prepare, or cause to be prepared, all Tax Returns required to be filed by the Company for the 2023 calendar year. Upon the Closing, the Buyer shall cause the Company to timely file when due two (2) Forms 1120S with the U.S. Internal Revenue Service (“IRS”) as permitted by law for “short periods” with one covering the period beginning on January 1, 2024 and ending on the Closing Date and the other beginning on ___________ and ending on December 31, 2024.

c.)	Any such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by law) and without a change of any election or any accounting method, and shall be submitted by the Company (together with schedules, statements, and supporting documentation). Seller shall be permitted to review such Tax Returns prior to their filing with the IRS. If a notice of objection shall be duly delivered, the Company and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Company and Seller are unable to reach such agreement within fifteen (15) days after receipt by the Company of such notice, the disputed items shall be resolved by a regionally recognized accounting firm selected by the Company and reasonably acceptable to the Seller (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items concerning tax matters within thirty (30) calendar days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Company and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by the Buyer and the Seller.

(d)	The Buyer agrees that upon written notice from the Seller, and at Seller’s expense, to cause the Company’ tax advisor to provide an estimated Closing year’s Schedule K-1 that the Company intends to issue to Seller within one hundred twenty (120) days from the Closing Date with all supporting documentation.

(e)	The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, regarding the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding, providing all applicable powers of attorney, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

(f)	Neither the Seller nor the Buyer shall, without the prior written consent of the other Party which consent shall not be unreasonably withheld, conditioned or delayed, (a) make or change any Tax election with respect to the Company applicable to a pre-Effective Date Tax period, (b) amend, file or otherwise modify any Tax Return relating to any pre-Effective Date Tax period, or (c) take any other action that relates to or is attributable to or that affects any pre-Effective Date Tax. If Seller and Buyer are not able to agree on any of the above matters, such matters shall be resolved pursuant to the dispute resolution procedures described in this Agreement.

(g)	The Parties shall promptly notify each other in writing upon receipt of notice of any pending or threatened federal, state or local Tax audits or assessments of the Company for income Tax Returns with respect to which Seller may be liable under this Purchase Agreement. The Seller shall promptly notify the Buyer in writing upon receipt by the Seller of any notice hereinafter received of any pending or threatened federal, state or local Tax claims, audits, proceedings or assessments relating to the income, properties or operations of the Company.

14. Reserved.

15. Reserved.

16. Reserved.

17. Bill of Sale and Share Power. Seller will execute and deliver to Buyer at the Transfer a Bill of Sale and Assignment of Stock for the Stock held by Seller in Company. Seller shall execute an Assignment of Stock.

18. Arbitration. All claims, complaints, disputes, and other matters in question arising out of or relating to this Agreement shall be submitted to binding arbitration under the rules of the American Arbitration Association (AAA) in Broward, Florida and the parties hereto agree to execute and/or obtain the execution of all documents as may be necessary to submit such matters to arbitration. The Parties agree that any judgment or ruling obtained in arbitration may be recorded as a judgment in any Court of appropriate jurisdiction.

19. Confidentiality. Except as required by this Agreement, the terms of this Agreement and all information, claims, complaints, disputes, and other matters in question arising out of or related to this Agreement are confidential. The Parties agree not to disclose any confidential information, by formal complaint or otherwise, to any third party, governmental agency, or business association or organization. The confidentiality provisions of this agreement do not prohibit or restrict the parties from making disclosures or communications to governmental tax agencies that require such information, or to their respective tax advisors, accountants, and attorneys.

20. Enforcement. Any failure by any Party to comply with any term of this Agreement will be deemed a default by that party, provided that such default is not cured within ten (10) days of written notice of such default by the other party. Failure to complete the Transferred Stock is deemed a default. Should either Seller or Buyer be required to enforce any of the terms of this Agreement including any and all attached Exhibits in arbitration and a judgment is awarded, then the party awarded the judgment shall also, in addition to the relief awarded, be entitled to recover all legal costs, arbitration expenses, and reasonable investigation expenses and reasonable attorneys’ fees in connection with such enforcement.

21. Expenses. It is mutually agreed to by both parties that each party shall be solely responsible for the payment of any and all personally contracted outside consulting, attorney, accounting, brokerage, or other professional fees contracted for the execution of this Agreement. Each party also warrants to indemnify the other from the claim of any broker, agent or firm regarding fees for services contracted by that party.

22. Transition. Seller shall not be required to provide any transition services.

23. Jurisdiction. This Contract shall be governed by Florida law. In the event that litigation arises, each Party consents to jurisdiction and agrees to submit to the personal jurisdiction and venue of the state courts of the State of Florida in the judicial circuit of Broward County, Florida, and does hereby waive all objections, questions or issues of personal jurisdiction and venue, including, without limitation, the claim or defense that such courts constitute an inconvenient forum. This consent, agreement and waiver applies to any and all claims or disputes of any kind that may arise by or between the Parties.

24. Integration. This Agreement, with all attached Exhibits, and the ancillary documents referenced herein represents the entire agreement among the Seller and Buyer pertaining to the subject matter contained herein. This Agreement supersedes all prior agreements pertaining to the subject matter contained herein, both written and oral, between the parties and may not be changed except in writing by the signed mutual consent of each party.

25. Assignment. All of the terms, to include all Exhibits, of this Agreement may be assigned to a legal entity wholly owned by either party, provided such assignment is coupled with a personal guarantee, jointly and severally of Buyer, and shall not relieve Buyer from the terms and obligations contained herein. The terms of this Agreement and its Exhibits shall also be implemented and interpreted for the benefit of all parties involved and shall also be enforceable by the parties represented in this Agreement, and their respective heirs, executors, personal representatives and successors of this Agreement.

26. Severability. If any section of this Agreement or its attached Exhibits should be deemed invalid or unconstitutional in a court of law, then that section shall be removed from this Agreement. The removal of any section or Exhibit shall in no way affect the validity of the other sections or Exhibits and they shall continue in full force and effect as if the part(s) of the Agreement that were removed had never existed.

27. Reserved.

28. Survival. Except as otherwise set forth in this Agreement, all representations, covenants, warranties, obligations, indemnification, rights and responsibilities made or undertaken in this Agreement and its exhibits shall survive the Closing for ninety (90) days, with exception to the Transferred Stock and any assets owned by the Company being transferred free and clear of Encumbrances, which shall survive Closing until expiration of the applicable statute of limitations.

29. Gender. The use of the male gender shall include the female, the individual shall include the corporate form, and the singular shall include the plural, wherever such usage is appropriate to the context and meaning of this Agreement.

30. Time. Time is of the essence in this Agreement.

31. Right to Counsel. Buyer and Seller both acknowledge that they have been adequately represented by Counsel.

32. Cross Default. Any default by Buyer or Company of this Agreement, or its exhibits, or any other agreement in contemplation to this Agreement, specifically including but not limited to the Goodwill Purchaser Agreement and/or Promissory Note, hereinafter all of which are collectively referred to herein as the “Purchase Documents,” in the performance or observance of any covenant or condition therein shall be deemed a default under each of the Purchase Documents, for and on behalf of Seller, to exercise all or any remedies available to Seller under the law or pursuant to each and every Purchase Document pursuant to the terms contained therein, and any default under any other Purchase Document (subject to any applicable grace periods) shall be deemed a default hereunder, entitling Seller to exercise any or all remedies provided for herein and under the law.

33. Counterparts/Electronic Copies. This Agreement may be executed in several counterparts each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page, and this Agreement may be executed by the affixing of the signatures of each of the Parties to one of such counterpart signature pages, and shall be read as though one, and they shall have the same force and effect as though all of the signatories had signed a single signature page. Further, each party hereby consents to this Agreement being executed by and through DocuSign format. It being understood and agreed that any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a natural person with the intent to sign, authenticate or accept such contract or record) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act or any similar state law based on the electronic signatures, and the parties hereby waive any objection to the contrary. It being expressly agreed that a facsimile, email or other electronically transmitted of this Agreement shall be deemed as an original for all purposes, including enforcement thereof.

SIGNATURE PAGE TO FOLLOW

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties listed below have executed this Agreement on the day and year first written above.

Seller:
Michael Singh Awaysis Belize Ltd.

/s/ Michael Singh		/s/ Michael Singh
Individually		Michael Singh, Director
Date:	31/12/24	Date:	31/12/24

Andrew Trumbach		Awaysis Belize Ltd.

/s/ Andrew Trumbach		/s/ Andrew Trumbach
Individually		Andrew Trumbach, Director
Date:	31/12/24	Date:	31/12/24

Buyer:
Awaysis Capital, Inc.

/s/ Andrew Trumbach
Andrew Trumbach
Co-CEO
Date:	31/12/24